Exhibit 99.1

5655 Riggins Court, Suite 15 Reno, NV 89502 Tel : 888 909-5548 Fax : 888 909-1033

Trading Symbol OTCQX: NGLD

NEWS RELEASE

DRILL PROGRAM BEGINS AT LAPON CANYON A NEVADA CANYON OWNED ROYALTY AND EXPORATION STREAM

Reno, Nevada. May 22, 2025 - Nevada Canyon Gold Corp. (OTCQX: NGLD) (The “Company” or “Nevada Canyon”) is pleased to announce it has been informed that the 2025 reverse circulation (“RC”) drill program has begun at the Lapon Canyon Project, (the “Project”) on which the Company holds a 3% Net Smelter Royalty (“NSR”) and an Exploration Stream Earn-in Agreement. Walker River Resources Corp. (“Walker River”) (TSX.V: WRR) owns a 100% undivided interest in the Project consisting of 96 unpatented lode claims, situated within the prolific Walker Lane gold trend, approximately 40 miles southeast of Yerington, Nevada.

As per the Walker River press release dated May 22, 2025: The initial 2025 drill program at Lapon Canyon will consist of exploration drilling near the historical Lapon Canyon Mine, the “Central Zone”, and the newly discovered “Hot Spot Zone”. Drill holes are planned to extend known gold-bearing mineralized zones along trend and at depth, as well as to target new areas of mineralization previously untested.

Lapon Canyon’s “Hotspot Zone” is a primary target for the 2025 drill program. Following up on the previously unknown, high-grade, near surface Hotspot discovery, made in 2021. Walker River will carry out grid-style drilling over the target, testing for extension of the mineralized zone in all directions as well as for continuity with the mineralization of the “Central Zone”. Grid drilling will consist of pads placed at approximately 30 m centres on section, with up to five holes planned per pad. The mineralization is not visible at surface, as it is overlain by approximately 3 m of loose colluvium, making the target unexposed, but also making drill road access and pad construction quicker at less cost.

Surficial mapping and rock sampling will be carried out at bedrock exposures surrounding the Lapon Canyon gold targets. Structural data collection will be a key objective, as Walker aims to focus in on the structural controls of high-grade mineralization and the broad disseminated deposits enveloping them.

“We are excited for the 2025 drill program at Lapon to begin, given the results of previous drilling which continued to confirm the potential value of the project. The NSR we have on Lapon reflects the growing value of the project,” said Nevada Canyon Chairman and CEO, Alan Day, “We look forward to the continued advancement of Lapon Canyon and the ongoing interpretation of its gold mineralization, that we expect will continue to show the potential of our entire portfolio of Nevada based royalties and streams.”

Walker River also announced it has retained Geoex Exploration (Geox) of Vancouver BC., a full-service mineral exploration consulting firm. Geox will be responsible for the management and supervision of the drilling database, geological mapping, producing drill logs from RC chips, and producing a three-dimensional model of the Lapon Canyon . Initial interpretations of Lapon’s historical data have been used to produce a geological model of the Central and Hot Spot zones, which already has greatly enhanced the planning and design of the 2025 drill program.

Walker River has completed considerable exploration work to date, with numerous drill hole intercepts that have indicated significant gold mineralization. The drill programs at Lapon Canyon will consist of definition and systematic drilling on section for geological modelling purposes, exploration drilling to discover new gold mineralization, extension of known gold mineralization, in several directions, including at depth. The results from the 2025 drill programs and subsequent data compilation will enable the completion of an initial NI 43-101 compliant mineral resource on the Project.

About the Lapon Canyon Project

Lapon Canyon hosts historical, high grade gold mining with approximately 2,000 feet of underground workings in three adits. Historical underground work returned numerous assay values in the one-ounce-per-ton range. (NI 43-101, Montgomery and Barr, 2004). Walker River has completed considerable exploration work to date, with numerous drill hole intercepts that have indicated significant gold mineralization. The Project is easily accessible by secondary state roads from the main highway (15 miles), and is located approximately 40 miles southeast of Yerington, Nevada. A state power grid transmission line passes within 2 miles of the Project.

Nevada Canyon owns a 3% NSR and an Exploration Earn-In Agreement on the project. The Exploration Earn-in Agreement grants Nevada Canyon the exclusive right to earn and purchase up to a 50% interest in the Lapon Canyon Project by funding cumulative Exploration Expenses of US$5,000,000 over a three-year period.

About Nevada Canyon Gold Corp.

Nevada Canyon Gold Corp. is a US-based natural resource company headquartered in Reno, Nevada. The Company has a large, strategic land position and royalties in multiple projects, within some of Nevada’s highest-grade historical mining districts, offering year-round access and good infrastructure in proven and active mining districts. The Company has a three-fold business model; i) mineral royalty creation and acquisition; ii) precious-metals and exploration streaming & financing; and iii) exploration project accelerator.

For further information please contact:

Corporate Communications

Larry Heuchert

Tel: 1-888-909-5548 Ext. 2

Email: ir@nevadacanyongold.com

Web: www.nevadacanyongold.com

Forward-Looking Statements

The information posted in this release may contain forward-looking statements. The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these statements by use of the words “may,” “will,” “should,” “plans,” “expects,” “anticipates,” “continue,” “estimate,” “project,” “intend,” and similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include, but are not limited to, general economic and business conditions, effects of continued geopolitical unrest and regional conflicts, competition, changes in technology and methods of exploration, delays in completing various engineering and exploration programs, and any potential results from such programs. Specifically, forward-looking statements in this news release include statements with respect to the potential mineralization and geological merits of the Company properties, its royalties owned on properties and various other factors beyond the Nevada Canyon Gold Corp.’s control. The Company’s actual results could differ materially from those discussed in this press release. The Company disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events except as required by applicable securities legislation. Investors are advised to carefully review the reports and documents that Nevada Canyon Gold Corp. files from time to time with the SEC, including its Annual Form 10K for the fiscal year ended December 31, 2024, Quarterly Reports and Current Reports.